UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018

TMSR HOLDING COMPANY LIMITED

(Exact name of registrant as specified in its charter)

Delaware	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A101 Hanzheng Street City Industry Park, No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China	430000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: +86-022-5982-4800

JM GLOBAL HOLDING COMPANY

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 EXPLANATORY NOTE

TMSR Holding Company Limited (“we”, “us”, “TMSR” or the “Company”), a Delaware corporation formerly known as JM Global Holding Company (“JM Global”), is filing this Amendment No. 1 on Form 8-K/A (this “Amended Filing”) to amend its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2018 (the “Original Filing”), to file the audited financial statements for the years ended December 31, 2017 and 2016 (the “Audited Financial Statements”) of China Sunlong Environmental Technology Inc. (“China Sunlong”) and to update “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) under Item 2.01 of the Original Filing. Except for the Audited Financial Statements and updated MD&A, no other changes have been made to the Original Filing. This Amendment No. 1 speaks as of the filing date of the Original Filing and does not reflect events that may have occurred subsequent to such filing date.

As discussed more fully in our Original Filing, on February 6, 2018, TMSR completed the business combination (the “Business Combination”) contemplated by certain share exchange agreement dated as of August 28, 2017 (the “Share Exchange Agreement”), by and among JM Global, China Sunlong, shareholders of China Sunlong (“Sellers”), Zhong Hui Holding Limited,(the “Purchaser Representative”) and Chuanliu Ni (the “Seller Representative”). Pursuant to the Share Exchange Agreement, JM Global acquired from the Sellers all of the issued and outstanding equity interests of China Sunlong in exchange for 8,995,428 newly-issued shares of common stock of the Company to Sellers. 899,544 of these newly-issued shares were held in escrow for 18 months from the closing date of the Business Combination as a security for the Company and the Sellers’ indemnification obligations under the Share Exchange Agreement. As a result of the Business Combination, the Sellers, as the former shareholders of China Sunlong, became the controlling shareholders of the Company and China Sunlong became a subsidiary of the Company. The Business Combination was accounted for as a reverse merger effected by a share exchange, wherein Cguba Sunlong is considered the acquirer for accounting and financial reporting purposes.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

CHINA SUNLONG MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this proxy statement. The following discussion contains forward-looking statements that reflect China Sunlong’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside China Sunlong’s control. China Sunlong’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements “in the Original Filing. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

China Sunlong Environmental Technology Inc. (“China Sunlong”) is a holding company incorporated on August 31, 2015, under the laws of Cayman Islands. China Sunlong has no substantive operations other than holding all of the outstanding share capital of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”). Shengrong BVI, a business company incorporated in the British Virgin Islands with limited liability on June 30, 2015, is a holding company for Hong Kong Shengrong Environmental Technology Limited, a Hong Kong registered company (“Shengrong HK”) incorporated on September 25, 2015, which in turn owns 100% of the issued and outstanding equity interests in Shengrong Environmental Protection Technology (Wuhan) Co., Ltd., a Wholly Foreign-Owned Enterprise registered in Hubei, China (“Shengrong WFOE”), which in turn, since March 2016, has owned 100% of the issued and outstanding equity interests in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd., a registered company in Hubei, China (“Hubei Shengrong”). We refer to Shengrong BVI and its consolidated subsidiaries collectively as “China Sunlong” or the “Company”.

Hubei Shengrong was formed in 2009. Since inception, the company has been focused on the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. Hubei Shengrong provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing of solid waste discharge into the environment and enables such users to extract value from valuable metals and other industrial waste materials.

On March 31, 2017, China Sunlong completed its acquisition of 100% equity interest in TJComex International Group Corporation (“TJComex BVI”). At the closing of the share exchange on March 31, 2017, the Selling Shareholders received 5,935 shares (“Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity interests in TJComex BVI, equating to 100% of all outstanding interests in TJComex BVI. Whereas, TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC and Tianjin Commodity Exchange Co., Ltd. (“TJComex Tianjin”), a limited liability company incorporated under the law of the PRC.

On February 6, 2018, the Company consummated the business combination (the “Business Combination”) with JM Global Holding Company ( “JM Global” ) pursuant to certain Share Exchange Agreement (the “Share Exchange Agreement”) dated as of August 28, 2017 by and among by and among (i) JM Global; (ii) Zhong Hui Holding Limited; (iii) the Company; (iv) each of the shareholders of China Sunlong named on Annex I of the Share Exchange Agreement (the “Sellers”); and (v) Chuanliu Ni, a Chinese citizen who is the Chief Executive Officer and director of China Sunlong Sunlong, in the capacity as the representative for the Sellers. Pursuant to the Share Exchange Agreement, JM Global acquired from the Sellers all of the issued and outstanding equity interests of China Sunlong in exchange for 8,995,428 newly-issued shares of common stock of JM Global to the Sellers. 899,544 of these newly-issued shares are held in escrow for 18 months from the closing date of the Business Combination as a security for the Company and the Sellers’ indemnification obligations under the Share Exchange Agreement.

Key Factors that Affect Operating Results

Management has observed the trends and uncertainties of government efforts to control the industrial solid wastes discharge, which we believe may have a direct impact on our operations in the near future.

Although the PRC economy has grown in recent year, the pace of growth has slowed, and even that rate of growth may not continue. According to the National Bureau of Statistics in China (“NBS”), the annual rate of growth in the PRC declined from 7.7% in 2013 to 7.4% in 2014, 6.9% in 2015 and 6.7% in 2016 and increased back to 6.9% in 2017. A further slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the combined company’s direct lending service and may have a materially adverse effect on its business.

Our operating subsidiaries are incorporated, and our operations and assets are primarily located, in China. Accordingly, our results of operations, financial condition and prospects are affected by China’s economic and regulation conditions in the following factors: (a) an economic downturn in China or any regional market in China; (b) economic policies and initiatives undertaken by the Chinese government; (c) changes in the Chinese or regional business or regulatory environment affecting our customers; and (e) Changes in the Chinese government policy on industrial solid waste. Unfavorable changes could affect demand for services that we provide and could materially and adversely affect the results of operations. Although China Sunlong has generally benefited from China’s economic growth and the policies to encourage the improvement of reducing of solid waste discharge, China Sunlong is also affected by the complexity, uncertainties and changes in the Chinese economic conditions and regulations governing the mining industry.

Our operations are largely affected by the testing result of installed solid waste recycling systems and equipment. If an installed solid waste recycling system or equipment cannot meet the acceptance standards stated on the sales contract, the standards usually include the outlook of the systems and equipment, the recycled rate of low magnetic catalysts and the physical and chemical index of low magnetic catalysts, we need to adjust the systems and equipment until their performance meets the acceptance standards. Then the products can be considered delivered and title passed to customers, and we can recognize sales. No equipment and systems revenues were recognized in the fourth quarter of 2017 was because of the above reasons and the details are explained in below.

Our operations are also affected by our estimate of the collectability of accounts receivables and by our annual impairment test on goodwill, of which details are explained in below.

Results of Operations

Years Ended December 31, 2017 vs. December 31, 2016

	For the Years ended December 31,
				Percentage
	2017	2016	Change	Change
Revenues – Equipment and systems	$18,635,434	$25,468,391	$(6,832,957)	(26.8%)
Revenues – Trading and others	20,116,331	837,332	19,278,999	2302.4%
Total revenues	38,751,765	26,305,723	12,446,042	47.3%
Cost of Revenues – Equipment and systems	5,999,356	13,740,846	(7,741,490)	(56.3%)
Cost of Revenues – Trading and others	13,234,664	407,990	12,826,674	3143.9%
Total cost of revenues	19,234,020	14,148,836	5,085,184	35.9%
Gross profit	19,517,745	12,156,887	7,360,858	60.5%
Operating expenses	12,071,430	867,872	11,203,558	1290.9%
Income from operations	7,446,315	11,289,015	(3,842,700)	(34.0%)
Other expense, net	(1,278,896)	(149,739)	(1,129,157)	754.1%
Provision for income taxes	1,953,942	1,849,935	104,007	5.6%
Net income	$4,213,477	$9,289,341	$(5,075,864)	(54.6%)

Revenues

China Sunlong’s revenue consists of solid waste recycling systems and equipment revenues and trading revenues. Total revenues increased by approximately $12.5 million, or approximately 47.3%, to approximately $38.8 million for the year ended December 31, 2017, compared to approximately $26.3 million for the year ended December 31, 2016. The overall increase in total revenue was attributable to our new line of business in trading of industrial waste materials beginning July 2016 and the acquisition of TJComex BVI with the inclusion of its general merchandise trading business starting in April 2017. Additionally, the overall increase in total revenue was partially offset by the decrease in revenues of solid waste recycling systems and equipment.

Revenues of solid waste recycling systems and equipment decreased by approximately $6.8 million, or approximately 26.8%, to approximately $18.6 million for the year ended December 31, 2017, compared to approximately $25.4 million for the year ended December 31, 2016. The decrease was primarily attributable to the decrease of solid waste recycling infrastructure system orders, which generally has a higher average selling price. As a result, we have allocated our resources to the solid waste recycling equipment orders during the year ended December 31, 2017. However, we have three solid waste recycling equipment orders that were supposed to be delivered in August 2017, which were still in the process of testing and waiting for our distributor to accept and we have another three solid waste recycling equipment orders that were supposed to be delivered in December 2017 were accepted by our customers in January 2018, which were also attributable to our decrease in revenues from the solid waste recycling systems and equipment sales. Our revenues from solid waste recycling systems and equipment on numbers of units sold and built and its average selling price are summarized as follows:

	For the Year ended December 31, 2017	For the Year ended December 31, 2016	Change	Change (%)

Solid waste recycling equipment sold	32	27	5	18.5%
Average selling price	$582,357	$556,190	$26,167	4.7%
Solid waste recycling system infrastructure sold	-	5	(5)	(100.0%)
Average selling price	$-	$2,090,252	$(2,090,252)	(100.0%)

During the year ended December 31, 2017, we sold 32 units of solid waste recycling equipment with an average selling price of $582,357 per unit as compared to 27 units sold with an average selling price of $556,190 during the year ended December 31, 2016. The increase in units sold of 5 units or 18.5% during the year ended December 31, 2017 as compared to the same period in 2016 were mainly due to our allocations of our resource to the solid waste recycling equipment and we did not have any solid waste recycling infrastructure systems accepted by customers until the beginning of 2018. The increase in average unit price of $26,167 or 4.7% during the year ended December 31, 2017 as compared to the same period in 2016 was mainly due to the fact that a larger percentage of customers required more complex and higher processing capacity of the solid waste recycling equipment which had higher selling prices. The increase was slightly offset by the depreciation of Chinse Reminbi (“RMB”) against U.S. Dollar of 1.7%.

During the year ended December 31, 2017, we did not recognize any solid waste recycling infrastructure systems revenue as compared to the same period in 2016, which we completed the sales of 5 units of solid waste recycling infrastructure systems with an average price of $2,090,252 per unit. However, two units of solid waste recycling infrastructure systems built in 2017 were accepted by clients and recognized as sales during the first quarter of 2018.

Revenues of trading of industrial waste materials and other general merchandises increased by approximately $19.3 million or 2302.4%, to approximately $20.1 million for the year ended December 31, 2017, compared to $0.8 million for the year ended December 31, 2016. The increase in revenue was attributable to our new line of business in trading of industrial waste materials beginning July 2016 of approximately $19.9 million and the acquisition of TJComex BVI with the inclusion of its general merchandise trading business starting in April 2017 of approximately $0.2 million. Our revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Year ended December 31, 2017	For the Year ended December 31, 2016	Change	Change (%)
Industrial waste materials trading
Acid Hydrolysis Titanium Dioxide	$9,528,521	$226,535	$9,301,986	4106.2%
Petroleum FCC Catalyst	7,015,135	226,535	6,788,600	2996.7%
Ilmenite Tailings	1,759,369	-	1,759,369	100.0%
Copper Smelting Tailings	1,563,884	-	1,563,884	100.0%
Ultrafine Grinding Silicon Powder	-	193,069	(193,069)	(100.0%)
Others revenues	249,422	191,193	58,229	30.5%
Total	$20,116,331	$837,332	$19,278,999	2302.4%

Our total sold quantity of each kind of industrial waste materials and their average selling price are summarized as follows:

	For the Year ended December 31, 2017	For the Year ended December 31, 2016	Change	Change (%)
Acid Hydrolysis Titanium Dioxide (quantity in tons)	7,780	220	7,560	3436.4%
Average selling price	$1,225	$1,030	$195	18.9%
Petroleum FCC Catalyst (quantity in tons)	5,780	220	5,560	2527.3%
Average selling price	$1,214	$1,030	$184	17.9%
Ilmenite Tailings (quantity in tons)	2,100	-	2,100	100.0%
Average selling price	$838	$-	$838	100.0%
Copper Smelting Tailings (quantity in tons)	1,400	-	1,400	100.0%
Average selling price	$1,117	$-	$1,117	100.0%
Ultrafine Grinding Silicon Powder (quantity in tons)	-	162.5	(162.5)	(100.0%)
Average selling price	$-	$1,188	$(1,188)	(100.0%)

Starting from July 2016, we commenced our industrial waste materials trading business, pursuant to which we directly order the processed industrial waste materials from our suppliers of industrial waste materials, then under our specifications per contract, drop ship the processed industrial waste materials directly to our customers. We inspect the materials at our industrial waste materials customers’ site, during which inspection we temporarily assume legal title to the materials, and after which inspection legal title is transferred to the customers. In these situations, we generally collect the sales proceed directly from our customers and pay for the inventory purchases to our suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on our assessment of whether it is the principal or an agent in the transaction. In determining whether we are the principal or an agent, we follow the accounting guidance for principal-agent considerations. Since we are the primary obligor and are responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) establishing the selling prices for delivery of the processed industrial waste materials, (iii) performing all billing and collection activities including retaining credit risk and (iv) baring the back-end risk of inventory loss with respect to any product return from our customers, we have concluded that we are the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

We started our trading of industrial waste materials business mainly due to the opportunity that existed in the marketplace, as the end users of our solid waste recycling equipment, also referred to as our equipment end users, while in the process of using our solid waste recycling equipment to clean and extract waste from mines and job sites, may also extract and separate certain valuable metals from other industrial waste materials. We recognize that there is a market for these metals and waste materials and as a result, we connect our equipment end users who sell the byproduct of materials they produce to our industrial waste materials suppliers who have the capability of processing such solid waste materials into powder and directly ship such products to our industrial waste materials customers. This type of trading business is related to our solid waste recycling systems and equipment business because the end users of our solid waste recycling equipment only use our equipment to extract the valuable metals and chemicals for their needs. These end users do not need the residual materials generated as a byproduct of extraction and considered to be industrial waste materials. As a result, we believe our industrial waste material trading business is sustainable as long as our solid waste recycling system and equipment business is sustainable. We strongly believe our solid waste recycling system and equipment business is sustainable because of upcoming favorable energy conservation and emission reduction target-setting policies mandated by the PRC government. Notwithstanding the foregoing, this is a new line of our business that is still in the development stage.

Approximately two to three weeks prior to shipment, our suppliers of industrial waste materials will physically process the industrial waste materials at the locations of the equipment end users. These end users are located in different provinces of China, such as Hubei, Sichuan, Jiangsu and Zhejiang. After our industrial waste material suppliers have processed the industrial waste materials per our specifications, they will drop ship the materials by truck, which takes approximately 1 to 5 days, directly to our industrial waste materials customers in the city of Wuhan, Hubei province, for our inspection before being inspected and accepted by our customers.

During the year ended December 31, 2017, trading increase of some industrial waste materials from Acid Hydrolysis Titanium Dioxide, Petroleum FCC Catalyst, Ilmenite Tailings, Copper Smelting Tailings was offset by the trading decrease in Ultrafine Grinding Silicon Powder, as compared to the same period in 2016. Our trading of industrial waste materials are dependent on the progress of our recycling equipment end users and when they are able to sell those industrial waste materials to our suppliers to process the waste. During the year ended December 31, 2017, we have more resources to trade the aforementioned industrial waste materials as compared to the same period in 2016.

We do not believe that we have any competitors to compete with us in the trading of industrial waste materials as their equipment are not as sophisticated as our equipment to extract value from valuable metals and other industrial waste materials. As a result, we do not believe that other potential competitors will have the source of obtaining the industrial waste materials to compete in this business.

During the year ended December 31, 2017, two customers accounted for 49.7% and 49.0% of our trading and others revenues as compared to 42.7% and 54.8% during the year ended December 31, 2016. These two customers are in the construction, decorative and paint materials industry, who attended the “Titanium Dioxide Acid Waste Separation and Recovery Technology” seminar that we hosted in March 2016. These two customers are unrelated third parties to us but they are related to each other. They are able to manufacture from these processed industrial waste materials and turned them into variety of materials used for decoration, such as plastic wood, interior wall decorative panels and stone plastic limitation wood flooring. The decoration materials made from these processed industrial waste materials are much cheaper than using other environmental friendly raw materials, and generally have better qualities. We evaluate prices of similar raw materials for construction and then set a price with these two customers. We believe our customers might be able to obtain government support and grant for using these industrial waste materials products.

In addition, environment risk does not appears to be applied to us since we are assisting the end users of our solid waste recycling equipment to reduce their solid waste discharge and we did not create any environment effect or risk.

Cost of Revenues

China Sunlong’s cost of revenues consists of cost of solid waste recycling systems and equipment revenues and cost of trading revenues. Total cost of revenues increased by approximately $5.1 million, or approximately 35.9% to approximately $19.2 million for the year ended December 31, 2017, compared to approximately $14.1 million for the year ended December 31, 2016. Our total cost of revenues increased which was in line with the increase of total revenues.

Cost of revenues of solid waste recycling systems and equipment decreased by approximately $7.7 million, or approximately 56.3% to approximately $6.0 million for the year ended December 31, 2017, compared to approximately $13.7 million for the year ended December 31, 2016. The decrease in cost of revenues of solid waste recycling systems and equipment was primarily associated with the decrease of sales volume of solid waste recycling systems as they have a much higher cost than the solid waste recycling equipment. The decrease in cost of revenues was also due to our improvement on production material usage by reducing steel scrap as we becomes more efficient and effective to produce our solid waste recycling systems.

Cost of revenues of trading of industrial waste materials and others increased by approximately $12.8 million or 3143.9%, to approximately $13.2 million for the year ended December 31, 2017, compared to $0.4 million for the year ended December 31, 2016. The increase was attributable to our new line of business in trading of industrial waste materials beginning July 2016 and the acquisition of TJComex BVI with the inclusion of its general merchandise trading business starting in April 2017. Our cost of revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Year ended December 31, 2017	For the Year ended December 31, 2016	Change	Change (%)
Industrial waste materials trading
Acid Hydrolysis Titanium Dioxide	$6,269,503	$141,584	$6,127,919	4328.1%
Petroleum FCC Catalyst	4,593,913	141,584	4,452,329	3144.7%
Ilmenite Tailings	1,172,913	-	1,172,913	100.0%
Copper Smelting Tailings	1,172,913	-	1,172,913	100.0%
Ultrafine Grinding Silicon Powder	-	124,822	(124,822)	(100.0%)
Others cost of revenues	25,422	-	25,422	100.0%
Total	$13,234,664	$407,990	$12,826,674	3143.9%

Our total sold quantity of each kind of industrial waste materials and their average purchasing price are summarized as follows:

	For the Year ended December 31, 2017	For the Year ended December 31, 2016	Change	Change (%)
Acid Hydrolysis Titanium Dioxide (quantity in tons)	7,780	220	7,560	3436.4%
Average unit cost	$806	$644	$162	25.2%
Petroleum FCC Catalyst (quantity in tons)	5,780	220	5,560	2527.3%
Average unit cost	$795	$644	$151	23.5%
Ilmenite Tailings (quantity in tons)	2,100	-	2,100	100.0%
Average unit cost	$559	$-	$559	100.0%
Copper Smelting Tailings (quantity in tons)	1,400	-	1,400	100.0%
Average unit cost	$838	$-	$838	100.0%
Ultrafine Grinding Silicon Powder (quantity in tons)	-	162.5	(162.5)	(100.0%)
Average unit cost	$-	$768	$(768)	(100.0%)

Gross Profit

China Sunlong’s gross profit increased by approximately $7.4 million, or 60.5%, to approximately $19.5 million during the year ended December 31, 2017, from approximately $12.1 million for the year ended December 31, 2016. For the years ended December 31, 2017 and 2016, China Sunlong’s gross margin was approximately 50.4% and 46.2%, respectively. The increase in gross margin was primarily due to our improvement on production material usage by reducing steel scrap as we became more efficient and effective to produce our solid waste recycling systems, which in turn, reducing our cost of production and increasing our gross margin percentage from 46.0% for the year ended December 31, 2016 to 67.8% for the year ended December 31, 2017. The increase in gross margin was also due to our new line of business in trading of industrial waste materials beginning in July 2016. The gross margin percentage for our trading operations and others decreased from 51.3% for the year ended December 31, 2016 to 34.2% for the year ended December 30, 2017 mainly due to approximately $0.2 million of consulting revenues in relation to the industrial waste related matters that we earned in 2016 with minimal cost in relation to these revenues. Excluding these consulting revenues, the gross margin percentage of our trading operations decreased from 36.9% for the year ended December 31, 2016 to 34.2% for the year ended December 31, 2017 mainly due to the percentage of increase of trading unit cost of the industrial waste materials is a slight higher rate than the increase rate of unit selling price, which were gone through negotiation with our suppliers and our customers at a slightly less favorable to us during the year ended December 31, 2017 as compared to the same period in 2016.

Operating Expenses

China Sunlong’s operating expenses include selling, general and administrative (“SG&A”) expenses, provision for doubtful accounts and impairment loss of goodwill. SG&A expenses increased by approximately $0.9 million, by approximately 108.0%, from approximately $0.9 for the year ended December 31, 2016 as compared to $1.8 million for the year ended December 31, 2017. The increase in selling, general and administrative expenses was primarily due to the increase of depreciation expense of approximately $0.1 million, the increase of consulting services of approximately $0.4 million, the increase of audit and legal fees totaled to approximately $0.2 million, and the increase of other SG&A expense of approximately $0.3 million for the year ended December 31, 2017 as compared to the same period in 2016. The increase was offset by the decrease of marketing and delivery expenses of approximately $0.1 million for the year ended December 31, 2017 as compared to the same period in 2016.

We provided a provision for doubtful accounts charges of approximately $6.4 million during the year ended December 31, 2017. At the beginning of 2017, we were trying to expand our trading of industrial waste materials business and gaining market shares by granting a 30 days credit term of the revenue to our customers. The payments of our accounts receivable did not fully returned per credit term as expected. As a result, we had to assess the potential losses and provide provision of allowances on the accounts receivable.

Approximately $3.8 million of goodwill arisen from the acquisition of TJComex BVI on March 31, 2017. At the year end of 2017, we tested the goodwill for impairment. We concluded that an impairment existed, and we wrote off the impairment to $0 fair value.

Income from Operations

As a result of the foregoing, income from operations for the year ended December 31, 2017 was approximately $7.5 million, a decrease of approximately $3.8 million, or approximately 34.0%, from approximately $11.3 million for the year ended December 31, 2016. As a percentage of total revenues, income from operations decreased to approximately 19.2% during the year ended December 31, 2017 from approximately 42.9% during the year ended December 31, 2016. The decrease was mostly drove down by the provision for doubtful accounts and impairment loss of goodwill recognized during the year ended December 31, 2017.

Other Income (Expense)

China Sunlong’s other income (expense) consists of interest income, interest expense and other income (expense), net. China Sunlong’s other expense was approximately $1.3 million during the year ended December 31, 2017, an increase of approximately $1.1 million, or approximately 754.1%, as compared to other expenses of approximately $0.2 million during the year ended December 31, 2016. The increase of approximately $1.1 million of other expense was mainly due to the merger related costs with JM Global Holding Company incurred during the year ended December 31, 2017.

Provision for Income Taxes

China Sunlong’s provision for income tax was approximately $2.0 million during the year ended December 31, 2017, compared to approximately $1.8 million for the year ended December 31, 2016. Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. However, China Sunlong obtained the “high-tech enterprise” tax status in 2014, which reduced its statutory income tax rate to 15%. The Company renewed its “high-tech enterprise” status in December 2016, which continued to reduce its statutory income rate to 15% from 2017 to 2019. The decrease in provision for income taxes is in line with the decrease in income before income taxes. However, since provision for doubtful accounts and impairment loss of goodwill are not income tax deductible items, they drove up the effective tax rate from 16.6% for the year ended December 31, 2016 to 31.7% for the year ended December 31, 2017.

Net Income

As a result of the foregoing, net income decreased by approximately $5.1 million, or 54.6%, to approximately $4.2 million for the year ended December 31, 2017, from approximately $9.3 million for the year ended December 31, 2016.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Accounts receivable

Accounts receivable include trade accounts due from customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

After the Company evaluated all the above considerations, the Company established a policy to provide a provision of 20% for accounts receivable outstanding more than 3 months but less than 6 months, 40% for accounts receivable outstanding more than 6 months but less than 9 months, 60% for accounts receivable outstanding more than 9 months but less than 1 year, and 100% for accounts receivable outstanding more than 1 year.

Inventories

Inventories are comprised of raw materials and work in progress and are stated at the lower of cost or net realizable value using the first-in-first-out method. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory when the carrying value exceeds net realizable value.

Prepayments

Prepayments are monies deposited or advanced to outside vendors for future inventory purchases. As a standard practice in China, many of the Company’s vendors require a certain amount to be deposited with them as a guarantee that China Sunlong will complete its purchases on a timely basis. This amount is refundable and bears no interest. China Sunlong has legally binding contracts with its vendors, which require any outstanding prepayments to be returned to China Sunlong when the contract ends.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. Impairment losses on goodwill are not reversed.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by us. China Sunlong considers the carrying amount of cash, notes receivable, accounts receivable, other receivables, prepayments, accounts payable, other payables and accrued liabilities, customer deposits, short term loans and taxes payable to approximate their fair values because of their short term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Revenue recognition

Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured.

Revenue from equipment and systems and revenue from trading and others are recognized at the date of goods delivered and title passed to customers, when a formal arrangement exists, the price is fixed or determinable, China Sunlong has no other significant obligations and collectability is reasonably assured. In addition, training service revenues are recognized when the services are completed and China Sunlong has no other obligations, and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits. All of China Sunlong’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 6% to 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by us on raw materials and other materials included in the cost of producing the finished product. The Company allows its customers to retain 5% to 10% of the contract prices as retainage during the warranty period of 12 months to guarantee product quality. Retainage is considered as a payment term included as a part of the contract price, and recognize as revenue base upon shipment of products. Due to nature of the retainage, the Company’s policy is to take into revenue the full value of the contract without VAT, including any retainage, as it performs against the contact since the Company has experienced insignificant warranty claims historically resulting in the Company having to repair or exchange a defective product. Due to the infrequency and insignificant amount of warranty claims, the ability to collect retainage is reasonably assured and is recognized at the time of shipment.

Gross versus Net Revenue Reporting

Starting from July 2016, in the normal course of Shengrong BVI’s trading of industrial waste materials business, we directly purchase the processed industrial waste materials from our suppliers under our specifications and drop ships the materials directly to our customers. We would inspect the materials at our customers’ site, during which inspection we temporarily assume legal title to the materials, and after which inspection legal title is transferred to our customers. In these situations, we generally collect the sales proceed directly from our customers and pay for the inventory purchases to our suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on our assessment of whether it is the principal or an agent in the transaction. In determining whether we are the principal or an agent, we follow the accounting guidance for principal-agent considerations. Since we are the primary obligor and are responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) establishing the selling prices for delivery of the processed industrial waste materials, (iii) performing all billing and collection activities including retaining credit risk and (iv) baring the back-end risk of inventory loss with respect to any product return from our customers, we have concluded that we are the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

Recently Issue Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for the Company’s fiscal year beginning January 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. Preliminarily, the Company plans to adopt Topic 606 in the first quarter of its fiscal 2018 using the retrospective transition method, and is continuing to evaluate the impact of its pending adoption of Topic 606 will have on its consolidated financial statements.  We believe that China Sunlong’s current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09.  Potential adjustments to input measures are not expected to be pervasive to the majority of China Sunlong’s contracts.  While no significant impact is expected upon adoption of the new guidance, China Sunlong will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In July 2015, the FASB issued ASU No. 2015-11, an amendment to Topic 330 for simplifying the measurement of inventory. The update requires that inventory be measured at the lower of cost and net realizable value where net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendment is intended to provide clarification on the measurement and disclosure of inventory in Topic 330 and not intended for those clarifications to result in any changes in practice. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted for all entities and should be applied prospectively. Management does not believe the adoption of this ASU would have a material impact on China Sunlong’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The update applies to all entities that present a classified statement of financial position. For public business entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017, and interim periods with annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. China Sunlong has elected to early adopt the ASU, and its effects are reflected in China Sunlong’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The update requires equity investments (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It eliminated the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is require to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public entities, the ASU is effective for the fiscal year beginning after December 15, 2017, including interim periods within those fiscal year. Management does not believe the adoption of this ASU would have a material effect on China Sunlong’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Amendments to the Accounting Standards Codification (“ASC”) 842 Leases. This update requires lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Year or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for public entities for fiscal year beginning after December 15, 2018, including interim periods within those fiscal year. Management does not believe the adoption of this ASU would have a material effect on China Sunlong’s consolidated financial statements.

In August 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal year beginning after December 15, 2017, and interim periods within those fiscal year. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Management does not believe the adoption of this ASU would have a material effect on China Sunlong’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests held through related parties that are under common control. The amendments in this ASU require that the reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a VIE and, on a proportionate basis, its indirect variable interests in a VIE held through related parties, including related parties that are under common control with the reporting entity. The amendments are effective for public business entities for fiscal year beginning after December 15, 2016, including interim periods within those fiscal year. For all other entities, the amendments in this ASU are effective for fiscal year beginning after December 15, 2016, and interim periods within fiscal year beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The adoption of this ASU did not have any effect on China Sunlong’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the definition of a business. The amendments in this ASU is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are effective for public business entities for fiscal year beginning after December 15, 2016, including interim periods within those fiscal year. For all other entities, the amendments in this ASU are effective for fiscal year beginning after December 15, 2018, and interim periods within fiscal year beginning after December 15, 2019. The adoption of this ASU did not have a material effect on China Sunlong’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, this ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The adoption of this ASU would not have a material effect on China Sunlong’s consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. Management plans to adopt this ASU during the year ending December 2019. Management does not believe the adoption of this ASU would have a material effect on China Sunlong’s consolidated financial statements.

In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). This Accounting Standards Update adds SEC paragraphs pursuant to an SEC Staff Announcement made at the July 20, 2017 Emerging Issues Task Force meeting. Management plans to adopt this ASU during the year ending December 2019. Management does not believe the adoption of this ASU would have a material effect on China Sunlong’s consolidated financial statements

In November 2017, the FASB issued ASU 2017-14, Income Statement-Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606). This Accounting Standards Update supersedes various SEC paragraphs and amends an SEC paragraphs pursuant to the issuance of Staff Accounting Bulletin No. 116 and SEC Release No.33-10403. Management plans to adopt this ASU during the year ending December 2019. Management does not believe the adoption of this ASU would have a material effect on China Sunlong’s consolidated financial statements.

China Sunlong does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on China Sunlong’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Liquidity and Capital Resources

China Sunlong has funded working capital and other capital requirements primarily by equity contribution and loans from shareholders, cash flow from operations and short term bank loans. Cash is required to repay debts and pay salaries, office expenses, income taxes and other operating expenses.

China Sunlong’s management believes that current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, it may need additional cash resources in the future if it experiences changed business conditions or other developments, and may also need additional cash resources in the future if it wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed China Sunlong’s amounts of cash and cash equivalents on hand, China Sunlong may seek to issue debt or equity securities or obtain additional credit facility.

Accounts Receivable

As of December 31, 2017, we had approximately $21.2 million of accounts receivables from our customers, of which, approximately $19.0 million were accounts receivable from our trading operations. Our turnover ratio currently is at 1.8 times per year. Since we just developed the trading operations, we have extended credit to our customers to gain market share. Our current payment terms on these customers are due in 30 days after receipts of the goods. These customers are in the construction, decorative and paint materials industry and the construction period and its operating cycles usually take longer, which will also take a longer period to receive their payments. After we have considered the creditworthiness of these customers and its collection history, approximately $6.4 million was required as of December 31, 2017. We received approximately $5.6 million in collections from these customers subsequent to December 31, 2017. We have collected all of our first quarter revenue from the trading of industrial waste materials business in January 2018, which took approximately 9 months to receive the collection. We are in the process of revaluating the credit terms granted to our customers and determine if longer credit terms are needed due to the nature of the construction, decorative and paint materials industry.

In the meantime, after we has considered a series of determination factors for providing provision of doubtful accounts, we provided approximately $6.4 million in allowances as of December 31, 2017. We conducted an aging analysis of each customer’s arrears to determine whether allowance for doubtful accounts is adequate. In establishing the allowance for doubtful accounts, we consider historical experience, the economic environment, trends in the construction, decorative and paint materials industry, and the expected collectability of past due receivable. An estimate of doubtful accounts is recorded when collection of the full amount is no longer probably. Known bad debts are written off against the allowance for doubtful accounts when identifies. After we evaluated all the above considerations, we established a policy to provide a provision of 20% for accounts receivable outstanding more than 3 months but less than 6 months, 40% for accounts receivable outstanding more than 6 months but less than 9 months, 60% for accounts receivable outstanding more than 9 months but less than 1 year, and 100% for accounts receivable outstanding more than 1 year. We will be continuously assessing our potential losses based on the credit history and relationships with our customers on a regular basis to determine if our bad debt allowance on our accounts receivable is adequate.

Prepayments

As of December 31, 2017, we prepaid approximately $19.9 million to our vendors for inventory purchases, of which, approximately $4.6 million were prepaid primarily related to our solid waste recycling systems and equipment operations and approximately $15.3 million were prepaid primarily related to our trading of industrial waste materials operations. We are required to make such prepayments for our systems and equipment operations because the orders that we placed had unique specifications with such a high volume, we must make such prepayments in order for us to secure our purchases to meet our production timely. We are required to make such prepayments for our trading operations because the orders that we placed had unique processing specifications, our suppliers will not process the industrial waste materials without getting any prepayments from us. In addition, our vendors can provide us with better than pricing on these purchases by making such prepayments. We expect that we are able to utilize all of our December 31, 2017 repayments within one year from December 31, 2017. No loss allowance were required as none of these vendors have ever failed to meet the contractual obligation on our purchase orders. None of these vendors are related to our Company or any of our managements.

The following summarizes the key components of China Sunlong’s cash flows for the years ended December 31, 2017 and 2016.

	For the Years Ended December 31,
	2017	2016

Net cash used in operating activities	$(426,442)	$(781,073)
Net cash provided by (used in) investing activities	21,566	(116,036)
Net cash provided by financing activities	347,454	788,961
Effect of exchange rate change on cash	17,953	(37,278)
Net decrease in cash and cash equivalents	$(39,469)	$(145,426)

As of December 31, 2017 and 2016, cash in the amount of $461,883 and $501,352, respectively, were all held by China Sunlong’s subsidiaries in the PRC or Hong Kong.

Operating activities

Net cash used in operating activities was approximately $0.4 million for the year ended December 31, 2017, as compared to approximately $0.8 million net cash used in operating activities for the year ended December 31, 2016.  Cash used in operating activities for the year ended December 31, 2017 was mainly due to approximately $4.2 million of net income from our operations, the increase of approximately $6.4 million of provision for doubtful accounts and approximately $3.8 million of impairment loss of goodwill, the increase of approximately $19.6 million of accounts receivable, the increase of approximately $8.8 million of inventories, the decrease of approximately $7.2 million of prepayments, the decrease of approximately $0.6 million of other assets as we fully expenses our prepaid merger related costs during the period, the increase of approximately $5.1 million of taxes payables, the increase of approximately $0.9 million of deferred tax assets, the increase of approximately $1.0 million of customer deposits, and the increase of approximately $0.2 million of other payables and accrued liabilities, and depreciation and amortization totaled to approximately $0.4 million. Cash used in operating activities for the year ended December 31, 2016 was mainly due to approximately $9.3 million of net income from our operations, the decrease of approximately $2.2 million of inventories, the increase of approximately $6.7 million of taxes payable offset by the increase of approximately $17.5 million of prepayments as we need to make advance payment to secure our future purchases and the decrease of approximately $1.5 million of customer deposits.

Investing activities

Net cash provided by investing activities was approximately $22,000 for the year ended December 31, 2017, as compared to approximately $116,000 net cash used in investing activities for the year ended December 31, 2016. Cash provided by investing activities for the year ended December 31, 2017 was mainly due to cash that we acquired through TJ Comex International Group Corp on March 31, 2017 and the purchase of plant and equipment. Cash used by investing activities for the year ended December 31, 2016 was mainly due to approximately $116,000 purchase of plant and equipment.

Financing activities

Net cash provided by financing activities was approximately $0.3 million for the year ended December 31, 2017, as compared to approximately $0.8 million net cash provided by financing activities for the year ended December 31, 2016. Cash provided by financing activities for the year ended December 31, 2017 was mainly due to approximately $146,000 loan from a third party, approximately $202,000 loan from our related party and approximately $3.7 million proceeds from short-term bank loans and offset by our repayment of principal of approximately $3.7 million short-term bank loans. Cash provided by financing activities for the year ended December 31, 2016 was mainly due to approximately $2.3 million proceeds from short-term bank loans offset by our repayment of principal of approximately $1.5 million short-term bank loans.

Risks

Credit Risk

Credit risk is one of the most significant risks for China Sunlong’s business.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Cash held at major financial institutions located in the PRC are not insured by the government. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. China Sunlong manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, China Sunlong normally require prepayment from the customers prior to begin production or delivery products. China Sunlong identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of our sales to our customers, China Sunlong mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

Liquidity Risk

China Sunlong is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, China Sunlong will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

Inflation Risk

China Sunlong is also exposed to inflation risk Inflationary factors, such as increases in raw material and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the selling prices of our products do not increase with such increased costs.

Foreign Currency Risk

A majority of China Sunlong’s operating activities and a significant portion of China Sunlong’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

In accordance with Item 9.01(a), China Sunlong’s audited financial statements for the years ended December 31, 2017 and 2016 are attached to this Current Report as Exhibit 99.1 hereto and incorporated herein by reference.

(b) Exhibits.

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMSR HOLDING COMPANY LIMITED

March 21, 2018	By:	/s/ Jiazhen Li
Jiazhen Li
Co-Chair of the Board

EXHIBIT INDEX

Exhibit No.	Description

99.1	Audited Consolidated Financial Statements of China Sunlong Environmental Technology Inc.